Exhibit 4.4
 Business Development Addendum
To the Services Agreement dated April 15, 2003

This Business Development Addendum (the "Addendum"), is made as of May 24, 2010 (the "Addendum Date"), by and among, B.O.S Better Online Solutions Ltd., BOS-Dimex Ltd. (previously Boscom Ltd.), BOS-Odem Ltd. (hereinafter, collectively referred to as the "Company") and Cukierman & Co. Investment House Ltd. ("Cukierman").

WHEREAS
pursuant to Paragraph 6 (iii) of that certain Services Agreement between the parties hereto dated April 15, 2003, as supplemented on August 22, 2004  (the "Services Agreement"), the parties agreed that Cukierman would provide the Company with certain business development services, on terms and conditions  to be the subject of a separate business development agreement;

WHEREAS	the Company and Cukierman wish to enter into such separate business development agreement by way of this Addendum; and

WHEREAS	BOS acquired BOS-Odem Ltd. ("Odem") in 2005, and the parties hereto wish to include Odem as a party to the Services Agreement as supplemented.

Now therefore, the parties hereto agree as follows:

1.	Definitions:

1.1
"Sales Transaction" - any sale of the Company products or services to a New Customer referred to as part of an Approved Project (as defined below) which was initiated by Cukierman on or after the Addendum Date.

1.2	"New Customer" – a customer who when presented for the purpose of designation of an Approved Project is not listed on the Company information data system.
1.3	"Sales Turnover" – the total amount of revenues actually received by the Company in respect of a certain Sales Transactions.
1.4	Any capitalized terms not defined herein shall have the meanings attributed to them under the Services Agreement.

2.
The Company hereby retains Cukierman to render business development services (the "Business Development Services") to the Company, including, without limitation, product promotion and sale services to New Customers. Cukierman shall identify and notify the Company in writing of potential commercial and business opportunities, and strategic business alliances with potential New Customers (each a “Project”), and the Company may approve in writing, at its sole and absolute discretion such Projects as an “Approved Project” under this Addendum.

3.
For the avoidance of doubt, designation by the Company of a Project, as an Approved Project, shall not obligate the Company to enter into any agreement, with respect to or as part of such Project. CIH shall have no claim whatsoever against the Company if it chooses, at any time, not to pursue an Approved Project. In addition, Cukierman acknowledges that the Company engagement in an Approved Project may be subject to prior approval by the Company's Audit Committee and Board of Directors, pursuant to applicable law.

4.
Cukierman shall only pursue Approved Projects. In the event that Cukierman facilitates a transaction which is not an Approved Project, the Company will be under no obligation to pay Cukierman the Fees (as defined below).

5.	It is hereby clarified that the Business Development Services shall be rendered by Cukierman on a non-exclusive basis.

6.	In consideration of Cukierman Business Development Services, the Company shall pay Cukierman a success fee with respect to each Approved Project, equal to 6% of the Sales Turnover (the "Fee").

7.
The Fee shall be paid within 30 days from the date of the actual receipt by the Company of the amount of Sales Turnover generated by the applicable Sales Transaction and against a validly issued invoice presented by Cukierman to the Company.

8.
The Fee under this Addendum is the full and only payment Cukierman shall be entitled for the Business Development Services and Cukierman shall not be entitled to any other benefit and/or payment of any kind in this respect (this without limitation to the entitlement to retainer payment as per the Services Agreement and for reimbursement of out-of-pocket expenses as per the Services Agreement, provided however, that any expenses exceeding NIS 500 per Approved Project, shall be subject to the Company’s prior written approval.)

9.
CIH will at all times be an independent contractor of the Company, and at no time shall CIH or any of its employees or consultants, be deemed to be an employee of the Company or of any of its subsidiaries.

10.
All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, overnight courier or by messenger addressed, as detailed below. A notice delivered personally shall be deemed received upon its delivery. A notice sent by facsimile transmission or by electronic mail shall be deemed received on the business day following the day on which it was sent; a notice sent by mail shall be deemed received three (3) days after its delivery.

11.
This Addendum constitutes the entire understanding of the parties with respect to the subject matter hereof. This Addendum may not be modified or amended expect by a written agreement signed by the parties hereto.

12.
Section 8 to the Services Agreement is hereby replaced with the following: “The team to provide the Services pursuant to the Agreement as supplemented shall be determined By Cukierman from time to time.”

13.	This Addendum may be terminated by either party by providing 30-day prior written notice to the other party.

14.
All other terms and conditions of the Services Agreement (to the extent that they do not conflict with the terms herein) shall remain unchanged and shall be applicable, mutatis mutandis, to the terms herein, including but not limited to the termination, confidentiality terms etc. Notwithstanding the aforementioned, Section 11(iii) of the Services agreement shall not apply to New Customers.

IN WITNESS WHEREOF, the parties have executed this Addendum as the date first above written:

B.O.S. BETTER ON LINE SOLUTIONS LTD.
___________________
Yuval Viner
CEO
Address:
E-mail:
Fax: __________________

BOS-Dimex Ltd.
___________________
Eyal Cohen
CFO
Address:
E-mail:
Fax: __________________

BOS-Odem Ltd.
___________________

Avidan Zelicovsky
CEO
Address:
E-mail:
Fax: __________________

CUKIERMAN & CO. INVESTMENT HOUSE LTD.
___________________
Haggai Ravid
CEO
Address:
E-mail:
Fax: __________________